Exhibit 10.4

WEB PORTAL XBOX LIVE WEBSERVICES ADDENDUM

TO THE XBOX 360 PUBLISHER LICENSING AGREEMENT

This Web Portal Xbox LIVE WebServices Addendum (this “WebServices Addendum”) is entered into and effective as of __________ (the “Effective Date”) by and between Microsoft Licensing, GP and ________ (“Publisher”), and supplements the Xbox 360 Publisher License Agreement dated as of ________ (the “Xbox 360 PLA”).

A.                                 The XLSP Terms Exhibit to the Xbox 360 PLA (the “XLSP Terms”) includes the terms under which Publisher may host certain Online Content for its Xbox 360 Software Titles on its own (or approved third party’s) servers.

B.                                   Publisher desires to provide additional services for its users of certain of its upcoming Software Titles via an internet portal.

Accordingly, for and in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, receipt of which each party hereby acknowledges, Microsoft and Publisher agree as follows:

1.               Interpretation, Definitions

Except as expressly provided otherwise in this WebServices Addendum, capitalized terms have the same meanings ascribed to them in the Xbox 360 PLA.  The terms of the Xbox 360 PLA are incorporated herein by reference, and except to the extent expressly modified by this WebServices Addendum, the Xbox 360 PLA remains in full force and effect and is hereby ratified and confirmed.

1.1.           “Web Portal” means the internet website through which players of the Publisher Titles can access certain Xbox Live WebServices.

1.2.           “ Titles” means _____________________, and other Software Titles as added to this WebServices Addendum by mutual written agreement of Microsoft and Publisher from time to time.

1.3.           “Xbox Live WebServices” means certain game data information services related to the Titles that Publisher will make available to Xbox Live Users via connections between Xbox Live and the Web Portal and between the Publisher’s XLSP servers and the Web Portal.  The Xbox Live WebServices will include solely game data provided from the Publisher’s XLSP servers, and game statistics, storage, presence and profile information from Xbox Live.  Publisher and Microsoft may agree on the addition of additional information and titles from time to time.

2.               Implementation and Operation

Publisher will adhere to the following requirements when implementing and operating the Xbox Live WebServices.  These requirements are in addition to any other requirements that apply to the Xbox Live WebServices as set forth in the Xbox 360 PLA (including the Xbox 360 Publisher Guide).

2.1.	Xbox Live User accounts may be linked to Web Portal user account using Windows LiveID, in compliance with all requirements related to the use of Windows LiveID. Xbox LIVE User accounts may not be directly linked to accounts from any other platform or service (including Gamespy Comrade, PSN, or others).

2.2.	Xbox Live WebServices may only be called in response to a Web Portal user request.

2.3.

Information returned from the Xbox Live WebServices may only be cached to improve performance, but must be purged as soon is no longer necessary to improve performance, and may not be permanently stored outside of Xbox LIVE.

2.4.	Information from Xbox Live WebServices may not be used in any way outside of the Web Portal, nor may be used by Gamespy “BuddySync” or similar functionality.

2.5.	Presence and Profile Xbox Live WebServices may only be called in the context of an active Windows LiveID user session.

2.6.	Friends information may only be requested for the XBOX Live user making the request (requesting friends of arbitrary users are not permitted).

2.7.	Information from the Xbox Live WebServices may not be intermixed or combined with data from other services or platforms.

2.8.	Information from the Xbox Live WebServices may not be modified.

2.9.	Only achievement information of games published by Publisher may be requested by the Web Portal.

2.10.

       XBOX Live privacy settings for profile information will be reflected on the Web Portal as a result of information filtering by Microsoft prior to transmission to Publisher and will be enforced on the Web Portal.

3.               Approval

The implementation of Xbox Live WebServices is subject to the review and approval of Microsoft through the same approval process as set forth in the Xbox 360 PLA, and are subject to the same terms and policies which to which any Title and/or Online Content is subject per the Xbox 360 PLA.  In order to gain approval, Publisher may be reasonably required to submit additional information about its server architecture and access to its server environment sufficient to enable Microsoft to conduct testing of the Xbox Live WebServices.  Additionally, Microsoft may at any time audit Publisher’s compliance with the terms of this Agreement without advance notice to Publisher. Publisher shall allow Microsoft access to the Xbox Live WebServices technical set up for this purpose.

4.               Privacy

Publisher’s continued access to the Xbox Live WebServices is subject to periodic privacy review by Microsoft.  In the event Microsoft identifies and notifies Publisher of a deficiency in a Microsoft privacy requirement, Publisher shall rectify such deficiency as soon as reasonably possible, but in no event later than 15 days after such notice from Microsoft.    Publisher will not collect any Xbox Live User personally identifiable information, unless expressly authorized by Microsoft pursuant to Section 3 of the XLSP Terms.

5.               Third Party Services

Subject to the prior written approval of Microsoft, Publisher may engage third parties for the purpose of integrating the Xbox Live WebServices with the Web Portal.  Publisher hereby unconditionally and irrevocably guarantees such third parties performance of the applicable obligations and restrictions imposed by this Agreement.

6.               Customer Support

As between Microsoft and Publisher, Publisher is solely responsible for providing customer support to Xbox Live Users of the Web Portal.

7.               Compliance with Law

Publisher is responsible for ensuring that the Xbox Live WebServices and the Web Portal comply with all legal and regulatory requirements in the jurisdictions in which such are made available.

8.               Action by Microsoft

In the event Publisher fails to perform any of it obligations under this Agreement, Microsoft may, without limiting its other rights or remedies, restrict access to the Xbox Live WebServices from Xbox Live.

IN WITNESS WHEREOF, the parties hereto have caused this WebServices Addendum to be executed as of the Effective Date on the dates indicated below.

Microsoft Licensing, GP	[PUBLISHER]

By (sign)	By (sign)

Name (Print)	Name (Print)

Title	Title

Date	Date